September 25, 2014

Ralph Scozzafava
4 Dromara Road
St. Louis, MO 63124

Dear Ralph:

I am pleased to provide your offer for the position of Executive Vice President, Chief Commercial Officer (level 99) for Dean Foods effective October 13, 2014, reporting to Gregg Tanner, Chief Executive Officer.

Here are the specifics of your offer:

Base Salary
You will be paid $33,333.33 less payroll taxes, on a semi-monthly basis which equates to an annual salary of $800,000, less payroll taxes.

Annual Incentive Opportunity
As a level 99, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan. Your target amount is equal to 100% of your base salary. The financial component of your STI will be driven by the performance of certain financial targets for Dean Foods, and the individual component will be based upon your performance against your individual objectives. The STI payment will be calculated using your annualized base salary as of 12/31 of the incentive plan year. The 2014 payment (paid in March 2015) will be prorated based upon your hire date of October 13, 2014-December 31, 2014.

Annual Long Term Incentive Compensation
You will be eligible for future Long Term Incentive (LTI) grants under the Dean Foods LTI Program. The exact amount and nature of any future long term incentive awards will be determined by the Board of Directors or the Compensation Committee thereof. Your LTI target in your offer package for 2015 is $1,900,000.

One Time New Hire LTI Grant
You will be eligible for a one-time new hire grant under the Dean Foods LTI Program. The target value of the grant, based upon your actual start date of October 13, 2014, is $475,000 which is scheduled to be granted at the beginning of the month following your start date and will be subject to your acceptance of the terms and conditions of the applicable equity award agreement.

Executive Deferred Compensation Plan
You will be eligible to participate in the Dean Foods Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis.
Paid Time Off (PTO)
You will be eligible for 5 weeks’ Paid Time Off (PTO) in a calendar year. Unused PTO is not carried forward from year to year unless state law requires.

Benefits Plan
You will be eligible to participate in the Dean Foods Smart Choices Benefits program. Details outlining the programs will be provided to you. You are eligible to participate of Dean Foods Benefits programs after your first 60 days of employment. If you are currently paying COBRA for your benefits, Dean Foods will reimburse your COBRA costs for those 60 days. The reimbursement of your COBRA costs will be grossed up for tax purposes.

Relocation
You are eligible for relocation under the Dean Foods relocation program administered by Sirva. Details of the relocation program will be provided to you. We expect that you will relocate to Dallas, TX within 6 months from your start date, and in the meantime, Dean Foods will reimburse you for your commuting expenses. The reimbursement of your commuting expenses will be grossed up for tax purposes.

Financial Counseling
As an Executive Vice President, you are eligible to receive a reimbursement of up to $14,000 net per year (grossed up for taxes) to reimburse you for any financial planning activities for which you have engaged during each calendar year, including tax preparation.

Executive Physical
You will be eligible for a company paid Executive Physical every calendar year with The Cooper Clinic Institute in Dallas.

SERP and 401k
You will be covered by the Dean Foods Supplemental Executive Retirement Plan and will also be eligible to participate in the Dean Foods 401k plan under the plan rules.

Insider Trading
As an Executive Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company's Insider Trading Policy, you will be prohibited from trading Dean Foods’ securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Change-In-Control Provisions
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods Executive Vice Presidents.

Severance
Dean Foods maintains an Executive Severance Plan, and we will provide you a copy of this plan. As we discussed, you are being hired into the role of Chief Commercial Officer though your compensation package has been designed at the level of Chief Operations Officer as the company intends to place you into the Chief Operations Officer role within 12 months from your start date, providing performance expectations have been met. In the event this move does not occur, you will be eligible to receive your Executive Severance benefits. In addition, given your former experience as CEO of a publicly traded company, you are being hired with the expectation that you will be the successor to Gregg Tanner, Chief Executive Officer, when he exits the organization, providing performance expectations have been met. In the event that move does not occur, you will be eligible to receive your Executive Severance benefits.

Conclusion
Ralph, we are very excited about the opportunities at Dean Foods and are thrilled to have you be a part of our senior leadership team. I am confident that with your experience, skills, vision and enthusiasm, you will make significant contributions to our company in the years to come.

Best regards,

/s/ Kim Warmbier

Kim Warmbier
EVP, Chief HR Officer
Agreed and accepted:

/s/ Ralph Scozzafava
Ralph Scozzafava

09/30/14
Date

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